IN THE UNITED STATES BANKRUPTCY COURT
           FOR THE WESTEN DISTRICT OF PENNSYLVANIA


IN RE:                                        BANKR. NO.: 03-
23233-MBM

BICO, INC., a\k\a BIOCONTROL                       CHAPTER
11
TECHNOLOGY, INC.,
     Debtor                                   DOCUMENT NO.
117


BICO, INC.,
     Movant


v.


COMMONWEALTH OF
PENNSYLVANIA, DEPARTMENT OF
REVENUE; DEPARTMENT OF THE
TREASURY, INTERNAL REVENUE
SERVICE;
     Respondents.


                       ORDER OF COURT

     AND NOW, to-wit, this 25th day of May, 2004, upon
consideration of the Debtor's Notion to Sell Property Free
and Clear of Liens and Encumbrances, and after hearing in
open Court, it appearing as follows:
     1.   That proof of service of Motion for Sale and the Order
          setting the hearing on the within Motion was filed with the
          Court showing that service was effected by United States
          First Class mail, postage pre-paid on the above captioned Respondents. Further, sufficient notice of this sale has been provided to creditors pursuant to the proof of service of the notice of sale;
2.   That the property to be sold is or may be encumbered by
the following liens and encumbrances:
     Mortgages:     None
     Judgments & Miscellaneous Liens: None
     And any other liens of the above captioned Respondents.
     3. That sufficient notice of the sale and the hearing thereon was given to creditors and other parties of interest by the Moving party as shown by the Certificate of Mailing previously filed with the Court.
4. That notice of sale was advertised in accordance with the local rules of Bankruptcy Procedure and Proofs of Publication filed or to be filed with the Court.
5. That the sale price is a full and fair price for the within described property sold.
6. The Debtor's estate holds title or the right to sell the Property (consistent with Pittsburgh Food and Beverage,
Inc. v. Ranallo, 112 F.3d 645 (3rd Cir. 1997). Further, the purchaser is acting in good faith in respect to the sale and in accordance with In Re Abbotts Dairies of Pennsylvania,
Inc., 788 F.2d 143 (3rd Cir. 1986);
     It is hereby ORDERED, ADJUDGED, and DECREED as follows:
          A. That the sale of the Property be and hereby is confirmed to Dominion Asset Finance Corp. or his\her\its assigns for the sum of $80,000.00 and pursuant to the terms, conditions, and provisions of the Agreement and the Motion to Sell;
          B. The sale shall be free and divested of all liens and encumbrances of the Respondents;
C. Any mortgages, judgments, liens and encumbrances and\or claims of the Respondents, divested by this sale, shall attach, to the extent of their validity and priority, to the proceeds generated by the sale;
          D. The terms and provisions of the Motion and the Agreement be and hereby are approved; any successful purchaser be and hereby is deemed to have agreed to such terms and provisions; &




          E. The Debtor be and hereby is authorized to execute such documents reasonably necessary to close on the sale of the Property to the successful purchaser and to transfer title to the successful purchaser, including, but not limited to, a bill of sale.


                                             BY THE COURT: